                                                                  EXHIBIT 12

                      STATEMENT OF COMPUTATION OF RATIO OF
                           EARNINGS TO FIXED CHARGES

                         (In thousands, except ratios)


                                   Three Months
                                      Ended
                                    February 28,                     Years Ended November 30,
                                   --------------       ------------------------------------------------
                                   1998      1997       1997       1996       1995       1994       1993
                                   ----      ----       ----       ----       ----       ----       ----
Earnings
 Pretax Income (Loss) ......     $12,698   $ 6,944    $ 91,030   $(95,744)  $ 45,459   $ 73,850   $ 64,321

  Less undistributed income
   of unconsolidated joint
   ventures ................          62        39          --        --         --         --         --
                                 -------   -------    --------   --------   --------   --------   --------

  Pretax income as adjusted      $12,760   $ 6,983    $ 91,030   $(95,744)  $ 45,459   $ 73,850   $ 64,321


  Add:
   Interest incurred .......      14,144    14,514      59,438     72,074     73,008     54,425     50,963

    Portion of rent expenses
     considered to be
     interest ..............       1,682     1,212       5,758      3,830      3,190      2,971      2,665

    Amortization of
     previously capitalized
     interest ..............       6,925     5,742      25,480     24,893     18,508     16,156     17,617


  Deduct:
   Interest capitalized ....      (5,216)   (4,777)    (22,639)   (26,937)   (37,128)   (27,561)   (24,432)
                                 -------   -------    --------   --------   --------   --------   --------
                                 $30,295   $23,674    $159,067   $(21,884)  $103,037   $119,841   $111,134
                                 =======   =======    ========   ========   ========   ========   ========

  Fixed Charges:
   Interest incurred .......     $14,144   $14,514    $ 59,438   $ 73,074   $ 73,008   $ 54,425   $ 50,963
   Portion of rent expenses
    considered to be
    interest ...............       1,682     1,212       5,758      3,830      3,190      2,971      2,665
                                 -------   -------    --------   --------   --------   --------   --------
                                 $15,826   $15,726    $ 65,196   $ 75,904   $ 76,198   $ 57,396   $ 53,628
                                 -------   -------    --------   --------   --------   --------   --------
Ratio of earnings to fixed
 charges ...................        1.91x     1.51x       2.44x     (0.29x)     1.35x      2.09x      2.07x
                                 =======   =======     =======   ========   ========   ========   ========



        For purposes of calculating the ratio of earnings to fixed charges, earnings are computed by adding fixed charges (except capitalized interest and the effect of preferred dividends) and amortization of previously capitalized interest to pretax earnings (excluding undistributed earnings of unconsolidated joint ventures.) Fixed charges consist of interest expense plus capitalized interest and the portion of rental expense considered to be interest.

        In computing the ratio of earnings to fixed charges, interest expense excludes interest incurred by the Company's wholly owned limited purpose financing subsidiaries with respect to their outstanding collateralized mortgage obligations. If interest on such collateralized mortgage